                                                                    Exhibit 16.1
                                                    [ARTHUR ANDERSEN LETTERHEAD]

June 17, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/ Madam:

The representations made in this letter are based solely on discussions with and representations from the engagement partner and manager on the audits of the financial statements of this registrant for the two most recent fiscal years. Those individuals are no longer with Arthur Andersen LLP. We have read the first four paragraphs of Item 4 as they relate to Arthur Andersen LLP included in the Form 8-K dated June 17, 2002 of OraPharma, Inc. filed with the Securities and Exchange Commission and have found no basis for disagreement with the statements contained therein.


Very truly yours,

/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP

cc:
Mr. James Ratigan, Chief Financial Officer
OraPharma, Inc.